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                                                        EXHIBIT 1(A3)(cvi)



             PROVIDENT MUTUAL LIFE INSURANCE COMPANY OF PHILADELPHIA

            COMMISSION SCHEDULE FOR VARIABLE LIFE INSURANCE PRODUCTS FOR CORPORATE AGENTS WITH SPECIAL AGENT'S CAREER AGREEMENT

Provident Mutual Life Insurance Company of Philadelphia, hereinafter called "Company," authorizes Career Agent and his/her Special Agent's Career Agreement is hereby amended as set forth herein to permit him/her to solicit only applications for variable life insurance policies. Such solicitations shall be made only within the territory in which such policies are approved for sale and in which the Company, and the Career Agent are authorized to do business in accordance with licensing requirements and other applicable laws and regulations. Applications shall be accepted only by the Company at its Home Office in Philadelphia, Pennsylvania.

Termination

This Amendment may be terminated at any time, with or without cause, by either party giving to the other party written notice delivered in person or sent by ordinary mail to the party's last known address. Termination of the Special Agent's Career Agreement automatically terminates this Amendment.

Commissions and Fees

Commissions or fees on variable life insurance business can only be paid or credited to a Career Agent who is a registered representative of a broker-dealer which is an affiliate of the Company or a registered representative of a broker-dealer who has a sales agreement with such an affiliate of the Company and holds any required state licenses when a variable life insurance sale is made and when each premium is paid, except with the prior written consent of the Company.

For purposes of computing the formula fees and the career agent earnings requirement under the Agreement, the first year commissions under the Special Agent's Career Agreement and the Corporate Agent's Agreement, if any, will be combined. Any fees payable based on variable life policies will be paid under the Special Agent's Career Agreement

The first year and renewal commission rates applicable to variable life insurance policies will be those listed in the tables below:

1.  OPTIONS (Forms C111, C112, C116 and state variations)

    Scheduled Premiums

    First year and renewal commission rates for Scheduled Premiums paid when the Special Premium Payment Provision is not in effect. (Scheduled Premiums paid when the Special Premium Payment Provision is in effect are considered Unscheduled Premium Payments.)

                                      FIRST YEAR COMMISSIONS
            ----------------------------------------------------------------------------------
  Age          Non-Smoker         Non-Smoker       Smoker or Juvenile**   Smoker or Juvenile**
  At           Face Amount     Face Amount Less         Face Amount            Face Amount
 Issue*     $100,000 & Over     Than $100,000         $100,000 & Over      Less Than $100,000
 ------     ---------------    ----------------    --------------------   --------------------
 0-60             50%                 45%                   45%                    40%
  65              45                  40                    40                     35
  70              40                  35                    35                     30
  75              30                  25                    25                     20
  80              20                  15                    15                     10

* To obtain commission rates for intermediate issue ages, use straight line interpolation.

**  Juvenile ages are 0-21, 0-20 in Texas.

                               RENEWAL COMMISSIONS
                               -------------------
                                  POLICY YEARS
                               -------------------
                                2            3-10
                                7%            5%


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    Unscheduled Premiums

    Commission rates for Unscheduled Premium Payments.

                                  COMMISSIONS
                     --------------------------------------
                                           POLICY YEARS
                                        -------------------
                                        1       2      3-10
                     PRIMARY PREMIUM    -       7%      5%

                     EXCESS PREMIUM     2%      2%      2%

    Notes for Options

    For purposes of determining commission rates for Unscheduled Premium Payments, Primary Premiums and Excess Premiums will be determined as follows:

    A. At the beginning of each policy year that the Special Premium Payment Provision is in effect, the Company will add to a Special Account for the policy an amount equal to the scheduled annual premium for the policy including premiums for supplemental benefits and substandard extras for which commissions are normally paid.

    B. Upon receipt of any Unscheduled Premium, the Company will determine the lesser of the Unscheduled Premium and the amount of the Special Account. This is the Primary Premium. The balance, if any, of the Unscheduled Premium over the Primary Premium is the Excess Premium.

    C. The amount of the Primary Premium will be subtracted from the balance in the Special Account each time an Unscheduled Premium Payment is made during a policy year.

    D. At the end of each policy year that the Special Premium Payment Provision is in effect, the Special Account will be restated to the lesser of its current balance or one scheduled annual premium. At the end of each policy year that the Special Premium Payment Provision is not in effect, the Special Account will be reduced to 0.

    Fees

    The computation of formula and uniform fees under the then current Supplement to the Special Agent's Career Agreement will not include the Excess Premium part of this policy's Unscheduled Premiums.

2.  OptionsPlus (Forms C126, C127, C128 and state variations)

    First year commission rates will apply during the first Policy Year and during the twelve month period after a face amount increase. Renewal commission rates on face amount increases will be calculated using the renewal commission rates based on the number of twelve-month periods (including the partial year) as measured from the date of such increase. First year commissions will not be paid on increases in face amount that result from changing from Death Benefit Option B to Option A under the terms of the policy.

    First year commissions will be paid at the target rate as listed in the table below up to the amount of the Commissionable Target Premium published by the Company in the Sales Guide. Commissions on first year premiums greater than the Commissionable Target Premium will be paid at the excess rate listed in the table below. The Commissionable Target Premium may be changed from time to time by the Company.


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For policies which have had a face amount increase, premiums are allocated in the following order: first, to the Commissionable Target Premiums of the most recent increase; then to the next most recent increases, successively; and finally to the initial face amount. Premiums in excess of the total of all Commissionable Target Premiums will be allocated to the initial face amount and to each increase in proportion to the respective Commissionable Target Premiums.

                                                RENEWAL COMMISSIONS      FEES
                                                -------------------      ----
  Age at Issue        FIRST YEAR COMMISSIONS               Policy Years
  or at Increase     ----------------------     -----------------------------
  to Face Amount*     Target         Excess     2-3            4-10       11+
  ---------------     ------         ------     ---            ----       ---
      1-65              50%            2%       4%              3%        2%
       70               45%            2%       4%              3%        2%
       75               35%            2%       4%              3%        2%
       80               25%            2%       4%              3%        2%

    * To obtain commission rates for intermediate issue ages, use straight line interpolation.

Chargebacks

In addition to the provisions in section 5 (h) of the Special Agent's Career Agreement, if policy solicited by the Career Agent lapses, is surrendered or the face amount is reduced, any commissions shall be refunded to the Company based on the formula listed below:

Date of Policy Lapse, Surrender
  or Face Amount Reduction                        Commission Chargeback
-------------------------------                   ---------------------
Issue date of policy or date of              100% of commissions paid less
increase in face amount to the               100% of the policy Sales Surrender
end of the first 6 months                    Charge applicable to the Lapse,
                                             Surrender or Reduction

Beginning of month 7 through                 70% of commissions paid less
the end of 12 months after the               70% of the policy Sales Surrender
issue date of policy or date of              Charge applicable to the Lapse,
increase in face amount                      Surrender or Reduction

Beginning of month 13 through                50% of commissions paid less
the end of 24 months after the               50% of the policy Sales Surrender
issue date of policy or date of              Charge applicable to the Lapse,
increase in face amount                      Surrender or Reduction

Fees

A.  Formula Fees

    The computation of formula fees and formula fee rate under the Supplement to the Agreement will include premiums on the OptionsPlus policy as determined and communicated by the Company at a future date. The computations will be determined in the sole discretion of the Company, subject to regulatory approval.


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B. Uniform Fees

    The computation of uniform fees under the then current Supplement to the Agreement will not include the premiums on the OptionsPlus policy.





                        This Amendment is effective on or as of November 1, 1991
                                                                ----------------
                                                                      (Date)


                                              PROVIDENT MUTUAL LIFE INSURANCE
                                                   COMPANY OF PHILADELPHIA

                                           /s/ Illegible
                                           -------------------------------------


                                           PRESIDENT AND CHIEF EXECUTIVE OFFICER





This Commission Schedule hereby amends and should be filed with your current Agreement.


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